Exhibit 99.1

For Immediate Release

Michael Strambi to Succeed Doug Miller as CFO of Telenav

Sunnyvale, Calif. – April 26, 2012 –TeleNav, Inc. (NASDAQ:TNAV), the leader in personalized navigation, today announced that Douglas Miller, 55, chief financial officer of the company since May 2006, plans to resign his position as of June 15, 2012, to take an extended sabbatical. He will be succeeded by Michael Strambi, 50, currently the company’s vice president of finance. Miller recommended Strambi as his successor and will remain with the company as a consultant for a period of time after his formal resignation to assure a continued smooth transition.

HP Jin, Telenav’s president, CEO and co-founder, said, “Although we are sad to be losing Doug, we are extremely grateful for the strategic and financial leadership that he has provided to Telenav over the past many years. In addition to his individual contributions, he built a rock-solid finance and administrative organization, which we are confident will continue to flourish under Mike Strambi’s leadership. Mike has a strong background as a senior financial leader in large, successful public and private companies. He has been a member of our leadership team for almost three years, has worked closely with other executive team members and key customers, and is well positioned to continue to contribute to the success of Telenav as CFO.”

Doug Miller said, “Looking back at the past six years, I am extremely proud of what this team has accomplished – building a strong company that provides personalized navigation and discovery to millions of users every month. Mike Strambi has been a key contributor to our growth and he is ready to be Telenav’s CFO. The company has a bright future as a leader and innovator in the mobile ecosystem and I look forward to its continued success.”

Mike Strambi joined Telenav as vice president of finance in November 2009. He has more than 20 years of experience in financial leadership roles for public and private companies. From 2002 to 2006, he was vice president, controller and treasurer of Macromedia, Inc. More recently, he served in senior financial roles for several private, venture-backed technology companies, including Silver Spring Networks, Inc., Metacafe, Inc., and MobiTV, Inc. He also served as vice president, finance for Blue Martini Software. Strambi began his career in public accounting at Ernst & Young. He received an MBA in finance from the University of Southern California and a BS in business administration with a concentration in accounting from California State University, Sacramento.

About Telenav, Inc.

Telenav’s mission is to help make people’s lives easier, less stressful, more fun, and more productive while they are on the go. Our personalized navigation services help people make faster and smarter daily decisions about where to go, when to leave, how to get there, and what to do when they arrive. Each day, approximately 32 million people have access to personalized navigation that we deliver to their mobile phones, developer applications, tablets, computers and cars. To date, we have scouted more than 1.5 billion personal journeys.

We aim to be everywhere people need us. Our partners are wireless carriers, automobile manufacturers and original equipment manufacturers (OEMs), app developers, advertisers and agencies, as well as enterprises large and small. Our partners include AT&T, Bell Mobility, Boost Mobile, China Mobile, Ford, NII Holdings, QNX Software Systems, Rogers, Sony, Sprint Nextel, Telcel, T-Mobile UK, T-Mobile US, U.S. Cellular, Verizon Wireless and Vivo Brazil. You can also find us in mobile app stores and on the web at www.telenav.com and www.scout.me.

Follow Telenav on Twitter at www.twitter.com/telenav or on Facebook at www.facebook.com/telenav

Contact:

John Swenson

Telenav, Inc.

408.990.1422

johnsw@telenav.com

Copyright 2012 Telenav, Inc. All Rights Reserved. “Telenav,” the Telenav logo, and “telenav.com“ are registered and unregistered trademarks and/or service marks of Telenav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

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